Supplemental Schedule 10

Summary of Redevelopment Activity
Six Months Ended June 30, 2012
(dollars in millions) (unaudited)

				Schedule				Average Rents
	Total Number of Units	Total Project Cost	Inception-to-Date Investment [1]	Construction Start	Initial Occupancy	Construction Complete	Stabilized/ Restabilized Operations	Pre- Redevelopment [2]	Stabilized [3]	Market Rent Growth Since Construction Start [4]	Occupancy [5]
Held for Redevelopment
Lincoln Place, Venice, CA	696	In planning	$184.2	In planning	In planning	In planning	In planning	n/a	In planning	n/a	Vacant
The Preserve at Marin, Corte Madera, CA	126	In planning	47.6	In planning	In planning	In planning	In planning	n/a	In planning	n/a	Vacant
Subtotal	822		$231.8

Under Redevelopment
Elm Creek, Elmhurst, IL [6]	28	$9.9	$0.7	2Q 2012	4Q 2012	2Q 2013	3Q 2013	n/a	$2,946	n/a	n/a
Flamingo South Beach, Miami, FL	1,127	4.1	1.9	3Q 2011	n/a-exterior only	4Q 2012	1Q 2013	$1,770	$1,800	3.2%	95.6%
Pacific Bay Vistas, San Bruno, CA	308	96.5	53.7	4Q 2011	3Q 2012	2Q 2013	3Q 2013	n/a	$2,200	4.4%	Vacant
The Palazzo at Park La Brea, Los Angeles, CA [7]	521	15.7	2.0	1Q 2012	4Q 2012	3Q 2014	4Q 2014	$2,861	$3,171	1.8%	95.9%
Plantation Gardens, Plantation, FL	372	6.0	4.4	3Q 2011	3Q 2012	4Q 2012	1Q 2013	$892	$977	1.3%	71.1%
Subtotal	2,356	$132.2	$62.7
Grand Total	3,178	$132.2	$294.5

	Actual 2012 Investment
	First Quarter 2012	Second Quarter 2012	Year-to-Date
Held for Redevelopment	$10.8	$8.0	$18.8
Under Redevelopment	4.6	15.0	19.6
Other Redevelopment [8]	0.2	1.6	1.8
Total	$15.6	$24.6	$40.2

[1] Lincoln Place and Pacific Bay Vistas amounts are net of 4Q 2008 impairment losses of $85.4 million and $5.7 million, respectively.
[2] Average rents for the quarter preceding redevelopment start.
[3] Rents based on market rents for comparable product for the quarter preceding redevelopment start. Does not include future market rent growth.
[4] Represents change in submarket rents from the quarter in which construction started to first quarter 2012 based on the average of REIS and Axio. First quarter 2012 is most recent data.
[5] Represents average daily occupancy during the quarter except as it relates to vacant or previously vacant properties, in which case quarter-end physical occupancy is reported.
As of June 30, 2012, such vacant or previously vacant properties are: Lincoln Place; The Preserve at Marin; and Pacific Bay Vistas.
[6] Aimco's Elm Creek project involves the construction of 28 townhomes to be built on a now-vacant land parcel adjacent to the Elm Creek community.
[7] The Palazzo is owned in a joint venture in which Aimco has an approximate 53% interest. Aimco’s share of this $15.7 million investment is $8.3 million.
[8] Amount represents capitalizable costs associated with projects in our redevelopment pipeline that are not listed above. Anticipated 2012 redevelopment starts not listed above include:

2900 on First, Seattle, WA
Park Towne Place, Philadelphia, PA
The Sterling, Philadelphia, PA

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